EXHIBIT 99.1

Jerrold J. Pellizzon	Dan Matsui/Eugene Heller
Chief Financial Officer	Silverman Heller Associates
(714) 549-0421 x-262	(310) 208-2550
E-mail: dmatsui@sha-ir.com

CERADYNE, INC. ACQUIRES ASSETS OF QUEST TECHNOLOGY, LP

Costa Mesa, CA.—May 17, 2004—Ceradyne, Inc. (Nasdaq:CRDN) (Company) announced today that it has purchased the assets and business of Quest Technology, LP of San Diego, California.

Quest Technology, LP is a privately held firm focusing exclusively on the injection molding of technical ceramics. The company is headed by its founder and president, Stan Zalkind, who will remain in his position as the senior executive at Quest.

Joel Moskowitz, Ceradyne chief executive officer, commented: “One of the chief markets Quest and now Ceradyne will be focused on will be complicated shaped components for medical applications, both as implants as well as in medical instruments such as endoscopic tips. Quest’s technical ceramic injection molding technology will allow Ceradyne to produce precision, complicated, high volume, small, technical ceramic parts without the costly requirements of secondary machining operations.”

Moskowitz added: “We believe that the Quest proprietary injection molding forming technology adds a totally new dimension to Ceradyne’s advanced technical ceramic capabilities. We are very excited about this acquisition and plan to keep Mr. Zalkind and his experienced staff in place in San Diego. What we bring to the acquisition will be marketing presence, new ceramic materials and the financial strength to grow this already profitable company. Based on past performance and future projections, we expect the acquisition of Quest to be accretive.”

The purchase price was approximately $2.5 million, consisting of 71,397 newly issued shares of Ceradyne common stock, cash payments totaling approximately $300,000 and the assumption of certain liabilities. Quest’s revenues for 2003 were approximately $1.5 million.

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications. Additional information about the Company can be found at www.ceradyne.com.

Except for the historical information contained herein, certain matters discussed in this news release constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. The Company may use words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed with the Securities and Exchange Commission.

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